EXHIBIT 24

POWER OF ATTORNEY

DIRECTORS OF FARMERS & MERCHANTS BANCORP, INC.

Know all men by these presents that each person whose name is signed below has made, constituted and appointed, and by this instrument does make, constitute and appoint Lars B. Eller his true and lawful attorney with full power of substitution and resubstitution to affix for him and in his name, place and stead, as attorney-in-fact, his signature as director or officer, or both, of Farmers & Merchants Bancorp, Inc., an Ohio corporation (the “Company”), to a Registration Statement on Form S-8 registering under the Securities Act of 1933, common shares and plan interests, if applicable, to be offered and sold under The Farmers & Merchants State Bank 401(k) Profit Sharing Plan, and to any and all amendments, post-effective amendments and exhibits to that Registration Statement, and to any and all applications and other documents pertaining thereto, giving and granting to such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he might or could do if personally present, and hereby ratifying and confirming all that said attorney-in-fact or any such substitute shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed at Archbold, Ohio, this 14th day of September, 2020.

/s/ Andrew J. Briggs Andrew J. Briggs	Director

/s/ Eugene Burkholder Eugene N. Burkholder	Director

/s/ Lars B. Eller Lars B. Eller	Director

/s/ Steven A. Everhart Steven A. Everhart	Director

/s/ Jo Ellen Hornish Jo Ellen Hornish	Director

/s/ Jack C. Johnson Jack C. Johnson	Director

/s/_Dr. Marcia S. Latta Dr. Marcia S. Latta	Director

/s/ Steven J. Planson Steven J. Planson	Director

/s/ Anthony J. Rupp Anthony J. Rupp	Director

/s/ Kevin J. Sauder Kevin J. Sauder	Director

/s/ Paul S. Siebenmorgen Paul S. Siebenmorgen	Director

/s/ Dr. K. Brad Stamm Dr. K. Brad Stamm	Director